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  DATA STATED IN MILLIONS EXCEPT PER SHARE AMOUNTS
                                                                        FIRST    FIRST
  IBM CORPORATION - FINANCIAL DATA SCHEDULE                             QTR      QTR.
                                                                        1994     1993
                                                                     --------  -------
  REGULATION               STATEMENT CAPTION
  5-02(1)                  Cash and Cash Equivalents                 $ 8,111   $ 5,127
  5-02(2)                  Marketable Securities                         840       699
  5-02(3)(a)(1)            Notes and Accounts Receivable-Trade        10,778    11,596
  5-02(4)                  Allowance for Doubtful Accounts               568       395
  5-02(6)                  Inventory                                   7,390     8,219
  5-02(9)                  Total Current Assets                       39,165    39,746
  5-02(13)                 Property, Plant and Equipment              48,317    52,962
  5-02(14)                 Accumulated Depreciation                   31,040    31,934
  5-02(18)                 Total Assets                               79,872    85,713
  5-02(21)                 Total Current Liabilities                  31,376    36,366
  5-02(22)                 Bonds, Mortgages and Similar Debt          14,937    12,402
  5-02(28)                 Preferred Stock - Mandatory Redemption         --        --
  5-02(29)                 Preferred Stock - No Mandatory Redemption   1,091        --
  5-02(30)                 Common Stock                                7,063     6,560
  5-02(31)                 Other Stockholders' Equity                 12,420    20,659
  5-02(32)                 Total Liabilities and Stockholders' Equity 79,872    85,713
  5-03(b)(1)(a)            Net Sales Tangible Products                 6,268     5,737
  5-03(b)(1)               Total Revenues                             13,373    13,058
  5-03(b)(2)(a)            Cost of Tangible Goods Sold                 4,379     4,072
  5-03(b)(2)               Total Cost and Expenses Applicable to
                           Revenue                                     8,433     7,896
  5-03(b)(3)               Other Costs and Expenses                    4,249     5,432
  5-03(b)(5)               Provision for Doubtful Accounts and Notes     127       128
  5-03(b)(8)               Interest Expense                              414       305
  5-03(b)(10)              Income Before Taxes and Other Items           685      (380)
  5-03(b)(11)              Income Tax Expense                            293       (95)
  5-03(b)(14)              Income/Loss from Continuing Operations        392      (285)
  5-03(b)(15)              Discontinued Operations                        --        --
  5-03(b)(17)              Extraordinary Items                            --        --
  5-03(b)(18)              Cumulative Effect - Change in                  --      (114)
                           Accounting Principle
  5-03(b)(19)              Net Earnings or (Loss)                        392      (399)
  5-03(b)(20)              Earnings Per Share - Primary                  .64      (.70)
  5-03(b)(20)              Earnings Per Share - Fully Diluted            .63      (.70)




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